1vaneck.com | 800.826.2333 Why Invest in Bitcoin? • Potential hedge against fiscally irresponsible central banks and geopolitical uncertainties • There will only ever be 21 million bitcoins in existence, making it a scarce asset • Potential portfolio diversification benefits • 10+ year operating history and a growing network of users February 2024 HODL VanEck Bitcoin Trust Convenient Exposure to Spot Bitcoin A Regulated Approach to Bitcoin Exposure Key Features The Trust’s investment objective is to reflect the performance of the price of bitcoin less the expenses of the Trust’s operations. The Trust is a passive investment vehicle that does not seek to generate returns beyond tracking the price of bitcoin. Cost-Efficient Bitcoin Exposure in a Traditional Wrapper With a management fee of 0.20%, the Trust may be more cost effective than the direct purchase and storage of bitcoin. Expertise in ETFs and Crypto VanEck is an established ETF issuer with in-house crypto experience. Qualified Custody of Bitcoin The Trust’s bitcoin is held in cold storage at a regulated, qualified custodian. Why HODL? ▪ Simplicity: Cost-efficient bitcoin exposure in a traditional, regulated structure ▪ Security: Shares are physically backed by bitcoin and held in cold storage at regulated, qualified custodian ▪ Credibility: VanEck is an established ETF issuer with dedicated crypto-related product experience Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-251808 February 21, 2024

Van Eck Associates Corporation 666 Third Avenue | New York, NY 10017 vaneck.com | 800.826.2333 | info@vaneck.com Mutual Funds | Exchange-Traded Funds | Institutional Funds | Separately Managed Accounts | UCITS 2 Trust Details Trust Ticker HODL Commencement Date 1/4/2024 Expense Ratio (%) 0.20 Total Return (%) as of 01/31/2024 HODL YTD˚ NAV -- Share Price -- 1 Yr NAV -- Share Price -- 3 Yr NAV -- Share Price -- 5 Yr NAV -- Share Price -- 10 Yr NAV -- Share Price -- Since Fund Inception NAV -3.01 Share Price -3.66 Source: VanEck as of 01/31/2024. ˚Returns less than one year are not annualized. ˚̊ Share price is calculated from January 11, 2024, which corresponds to the date the Shares commenced public trading. Net asset value returns are calculated from January 4, 2024, which is the inception date of the Trust. Performance data quoted represents past performance which is no guarantee of future results and which may be lower or higher than current performance. Performance current to the most recent month end available by calling 800.826.2333 or by visiting vaneck.com. Investment returns and ETF share values will fluctuate so that investors’ shares, when redeemed, may be worth more or less than their original cost. ETF returns assume that dividends and capital gains distributions have been reinvested in the Trust at NAV. The “Net Asset Value” (NAV) of a VanEck Exchange Traded Fund (ETF) is determined at the close of each business day, and represents the dollar value of one share of the Trust; it is calculated by taking the total assets of the Trust, subtracting total liabilities, and dividing by the total number of shares outstanding. The NAV is not necessarily the same as the ETF ‘s intraday trading value. VanEck ETF investors should not expect to buy or sell shares at NAV. Important Disclosure The material must be preceded or accompanied by a prospectus. An investment in the Trust may not be suitable for all investors. Before investing you should carefully consider the VanEck Bitcoin Trust’s (the “Trust”) investment objectives, risks, charges and expenses. Investing involves risk, and you could lose money on an investment in the Trust. The value of Bitcoin is highly volatile, and the value of the Trust’s shares could decline rapidly, including to zero. You could lose your entire principal investment. For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus. The Trust’s investment objective is to reflect the performance of the price of Bitcoin less the expenses of the Trust’s operations. The Trust is a passive investment vehicle that does not seek to generate returns beyond tracking the price of Bitcoin. The Trust is not an investment company registered under the Investment Company Act of 1940 (“1940 Act”) or a commodity pool for the purposes of the Commodity Exchange Act (“CEA”). Shares of the Trust are not subject to the same regulatory requirements as mutual funds. As a result, shareholders of HODL do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. Because shares of the Trust are intended to reflect the price of the Bitcoin held in the Trust, the market price of the shares is subject to fluctuations similar to those affecting Bitcoin prices. Additionally, shares of the Trust are bought and sold at market price, not at net asset value (“NAV”). Brokerage commissions will reduce returns. Trust shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of Trust shares relates directly to the value of the Bitcoin held by the Trust (less its expenses), and fluctuations in the price of Bitcoin could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the Bitcoin represented by them. The Trust does not generate any income, and as the Trust regularly issues shares to pay for the Sponsor’s ongoing expenses, the amount of Bitcoin represented by each Share will decline over time. This content is published in the United States for residents of specified countries. Investors are subject to securities and tax regulations within their applicable jurisdictions that are not addressed on this content. Nothing in this content should be considered a solicitation to buy or an offer to sell shares of any investment in any jurisdiction where the offer or solicitation would be unlawful under the securities laws of such jurisdiction, nor is it intended as investment, tax, financial, or legal advice. Investors should seek such professional advice for their particular situation and jurisdiction. The Sponsor of the Trust is VanEck Digital Assets, LLC. The Marketing Agent for the Trust is Van Eck Securities Corporation. VanEck Digital Assets, LLC., and Van Eck Securities Corporation are wholly-owned subsidiaries of Van Eck Associates Corporation.

VanEck Bitcoin Trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by visiting vaneck.com/hodl. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 800.826.2333.